Exhibit 99.1

Don M. Bailey Appointed to OncoCyte Corporation’s Board of Directors

Experienced Senior Executive with Track Record of Consistently and Rapidly Building
Shareholder Value at Several Companies Makes Equity Investment in OncoCyte

ALAMEDA, Calif., Aug. 29, 2016 (GLOBE NEWSWIRE) — OncoCyte Corporation (NYSE MKT: OCX), a developer of novel, non-invasive blood and urine based tests for the early detection of cancer, today announced the appointment of Don M. Bailey to the Company’s Board of Directors. Mr. Bailey will also be making a $750,000 investment in OncoCyte as part of the financing announced today by the Company.

Mr. Bailey’s career is highlighted by a track record of creating shareholder value at publicly traded companies.  He is currently the Chairman of the Board of Directors of Asterias Biotherapeutics, Inc. (NYSE MKT: AST).  Previously, Mr. Bailey served as President and Chief Executive Officer of Questcor Pharmaceuticals Inc. from 2007 until its sale in 2014 to Mallinckrodt, plc.  Questcor experienced high growth in revenues and earnings during this period, while its market valuation increased more than 200 fold from less than $25 million in 2007 to $5.6 billion at the time of its sale. Mr. Bailey succeeds Michael D. West, Ph.D., the Co-Chief Executive Officer of BioTime, who has relinquished his board positon to permit Mr. Bailey to join the board.  The number of Directors will remain at seven, with four being outside Directors. Dr. West will continue to be a scientific advisor to the Company.

“Don Bailey has earned a reputation for being an astute strategic thinker, effective leader, and creator of significant shareholder value in the healthcare industry.  We are fortunate that Don has agreed to join our board as well as make an equity investment in OncoCyte. We look forward to his contribution,” said Alfred Kingsley, Chairman of the Board of Directors.

“During 2017, OncoCyte is poised to begin offering doctors and their patients a better way to diagnose lung cancer, which, undetected, results in the death of more than 100,000 Americans every year, and, causes more deaths than any other type of cancer in our country,” commented Mr. Bailey.  “I’m impressed by the progress the team has made during the past year with the lung cancer test, as well as tests for bladder and breast cancer, and look forward to serving on the Board.”

Mr. Bailey was appointed Chairman of the Asterias Board of Directors earlier this year. Recently, Mr. Bailey was also a member of the board of Biotie Therapeutics from 2015 until its sale to Acorda Therapeutics earlier this year.  In addition to Asterias and Biotie, he served as a member of the Mallinckrodt Board of Directors between 2014 and 2016.  Previously, Mr. Bailey served as Chairman of the Board of Directors of STAAR Surgical Company between 2005 and 2014.  In addition, he served as President and CEO of Comarco Inc from 1990 until 2000 and as its Chairman. from 1998 until 2007. Mr. Bailey holds a B.S. degree in mechanical engineering from the Drexel Institute of Technology (now Drexel University), an M.S. degree in operations research from the University of Southern California, and an M.B.A. from Pepperdine University. He also serves on several boards at Chapman University and the University of California Irvine and is a Senior Fellow in Entrepreneurship at Pepperdine University.

About OncoCyte Corporation
OncoCyte is primarily focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer to improve health outcomes through earlier diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients. While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be based on liquid biopsies using blood or urine samples. OncoCyte’s pipeline products are intended to be confirmatory diagnostics for detecting lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein markers that differentially express in specific types of cancer.

Forward Looking Statements
Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) are forward-looking statements. These statements include those pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for OncoCyte, including our ability to develop an assay and classifier for our confirmatory lung diagnostic, complete an internal validation study and implement commercialization plans and the timing of these plans.  These statements are based on our current expectations, beliefs, goals, plans, or prospects and involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the need and ability to obtain future capital, maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients ’use of any diagnostic tests we commercialize. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in the “Risk Factors” found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements, except as may be required by law.

Investor Contact:
EVC Group, Inc.
Michael Polyviou/Amanda Prior
646-445-4800
mpolyviou@evcgroup.com /aprior@evcgroup.com

Media Contact:
EVC Group, Inc.
Dave Schemelia
646-445-4800
dave@evcgroup.com